Exhibit 10.6

August 6, 2020

Russell Newman
President and CEO
HealthTronics, Inc.
9825 Spectrum Drive, Bldg 3
Austin, TX 78717

Dear Mr. Newman:

Reference is made to those two certain promissory notes issued by SANUWAVE, Inc. (“Borrower”) to HealthTronics, Inc. (“HealthTronics”) in August 2005 each in the original principal amount of $2,000,000 (as amended from time to time, the “Notes”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Notes.

Through the date hereof, the aggregate outstanding principal amount of the Notes is $5,372,743 (the “Outstanding Principal”) and the accrued interest under the Notes is $2,291,047 (plus a per diem amount of $2,100 for each day after the date hereof but prior to the Repayment Date (as defined below), the “Accrued Interest”).

Borrower’s parent, SANUWAVE Health, Inc. (“SANUWAVE”), is contemplating a private offering of its common stock and warrants to purchase common stock to take place on or about the date of this letter agreement (the “Offering”). In order to facilitate the Offering and for other good and valuable consideration, SANUWAVE, Borrower and HealthTronics hereby agree that if the Offering is consummated that:

1.
At the closing of the Offering, SANUWAVE shall pay to HealthTronics an amount in cash equal to $4,000,000 as a payment on the Outstanding Principal.

2.
At the closing of the Offering, HealthTronics shall, automatically and without the need to take any other action, be deemed to exercise all outstanding Class K Warrants in SANUWAVE held by HealthTronics (the “Class K Warrants”) and the exercise price of such Class K Warrants shall be deemed paid by HealthTronics by forgiveness of a portion of the Accrued Interest in an amount equal to $636,000 which is equal to the aggregate exercise price for all such Class K Warrants.

3.
At the closing of the Offering, HealthTronics shall purchase a number of shares of SANUWAVE common stock and warrants to purchase common stock (“New Warrants”) in the Offering (in the same ratio of common stock relative to warrants as such securities are being purchased by all of the other purchasers in the Offering) at the purchase price per unit thereof in the Offering (which shall be the same purchase price per unit for all purchasers participating in the Offering), which purchase price shall be deemed paid by HealthTronics by forgiveness of the remaining Accrued Interest after deducting the aggregate exercise price of the Class K Warrants pursuant to paragraph 2 above. HealthTronics shall sign a securities purchase agreement in the same form as the other investors in the Offering (other than with respect to the satisfaction of the purchase price, as described in this paragraph 3) and attached hereto as Exhibit A.

4.
At the closing of the Offering, HealthTronics shall be issued a convertible promissory note in the form attached hereto as Exhibit B in the principal amount equal to $1,372,743 (the “HealthTronics Note”), which purchase price shall be deemed paid by HealthTronics by forgiveness of the remaining Outstanding Principal after deducting the cash payment made pursuant to paragraph 1 above.

5.
Upon receipt of the cash payment in accordance with paragraph 1 above, the exercise of the Class K Warrants in accordance with paragraph 2 above, the purchase of the SANUWAVE common stock and warrants to purchase common stock in accordance with paragraph 3 above, and the purchase of the HealthTronics Note in accordance with paragraph 4 above, all outstanding principal and accrued interest on the Notes shall be deemed repaid and the Notes shall be terminated and of no further force or effect (such date, the “Repayment Date”).

6.
Upon the occurrence of the Repayment Date, without further action on the part of the parties hereto: (i) all indebtedness owing from Borrower to HealthTronics under the Notes shall be deemed to have been paid and discharged in full; (ii) all unfunded commitments to make credit advances to Borrower or any other person under the Notes shall be terminated; (iii) all liens, pledges, security interests, financing statements, encumbrances, mortgages, and other liens of every type at any time prior to the Repayment Date granted to or held by HealthTronics as security for the Notes (the “Encumbrances”) shall be terminated and released; and (iv) all other obligations of Borrower under the Notes or under the Security Agreement, dated as of June 15, 2015, between HealthTronics and Borrower and its Subsidiaries (as amended) (the Notes and such Security Agreement, each, a “Note Document”) shall be deemed terminated; provided, however, those obligations that are expressly specified in any Note Document as surviving such Note Document’s termination shall survive in accordance with their terms; and provided, further, that to the extent that any payments or proceeds (or any portion thereof) received by HealthTronics shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, set aside or required to be repaid to a trustee, receiver, debtor-in-possession or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent that the payment or proceeds is rescinded or must otherwise be restored by HealthTronics, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the obligations or part thereof which were intended to be satisfied shall be revived and continue to be in full force and effect, as if the payment or proceeds had never been received by HealthTronics, and this letter agreement shall in no way impair the claims of HealthTronics with respect to the revived obligations.

7.
From and after the Repayment Date, HealthTronics: (i) authorizes Borrower, or Borrower's designee, at Borrower's sole cost and expense to file any UCC3 termination statements necessary or desirable to terminate all UCC financing statements and other Encumbrances of record filed in HealthTronics' favor in respect of the Notes with respect to Borrower and its subsidiaries, and any other termination or release documents as may be necessary or desirable to effect the release contemplated hereby with respect to the Notes, including, without limitation, intellectual property security interest releases and (ii) shall execute and deliver to Borrower or its designee any other documents reasonably requested by Borrower to release or terminate any other Encumbrances in respect of the Notes with respect to the assets of SANUWAVE, Borrower or its subsidiaries. All such agreements, documents, and instruments which are requested by Borrower to be delivered by HealthTronics on or after the Repayment Date shall be prepared at Borrower's expense and any costs or expenses incurred by HealthTronics with respect to such items (including all reasonable and documented attorneys' fees) shall be reimbursed promptly by Borrower on demand. Borrower hereby waives any and all claims and releases HealthTronics and its parents, subsidiaries, affiliates, and each of the foregoing’s officers, directors, managers, employees, attorneys, and representatives and agents from all claims, liabilities, damages, fees, costs and expenses associated with, caused by, or arising from HealthTronics’ preparation of any the aforementioned documents.
8.
From and after the Offering, so long as HealthTronics holds (i) any shares of SANUWAVE’s common stock acquired by HealthTronics pursuant to (A) the exercise of the Class K Warrants pursuant to paragraph 2 above, (B) the exercise of New Warrants, (C) the acquisition of shares of such common stock pursuant to paragraph 3 above, or (D) the conversion of the HealthTronics Note, (ii) any New Warrants, or (iii) the HealthTronics Note (any shares of SANUWAVE’s common stock held by HealthTronics as described in the foregoing clause (i)(A) and (i)(C), and any shares of SANUWAVE’s common stock that are issued or issuable to HealthTronics upon the exercise of any of the warrants described in the foregoing clause (ii) or the conversion of the HealthTronics Note described in the foregoing clause (iii), are collectively referred to herein as the “Subject Shares”), each time that SANUWAVE proposes to register for sale or re-sale (whether by SANUWAVE or any other person or entity) any of SANUWAVE’s common stock under the Securities Act of 1933 (each, a “Piggyback Registration”), SANUWAVE shall give prompt (and in any event at least fifteen (15) days prior to the Piggyback Registration) written notice to HealthTronics of its intention to effect such a registration and shall include in each such registration all Subject Shares that HealthTronics elects to include in such registration, and SANUWAVE shall be responsible for all fees and expenses (other than any underwriter discounts, if applicable) of each such registration and the applicable offering effected thereby.

9.
SANUWAVE represents and warrants to HealthTronics that SANUWAVE is not subject to any obligations that would be in conflict with the terms of this letter agreement. SANUWAVE covenants and agrees that it shall not take any actions that would cause the foregoing representations and warranties to not be true and correct in any respect, either prior to the Offering or while HealthTronics holds any Subject Shares.

10.
SANUWAVE shall give prompt written notice to HealthTronics in the event that SANUWAVE reasonably believes that the Offering or any transactions contemplated to be taken in connection therewith and herewith would result in the Subject Shares representing five percent (5%) or more of the issued and outstanding shares of common stock of SANUWAVE.

11.
If the Repayment Date has not occurred by September 1, 2020, HealthTronics may at any time thereafter terminate this letter agreement by written notice to SANUWAVE, upon which this letter agreement shall be of no further force or effect.

12.
SANUWAVE and Borrower acknowledge and agree that HealthTronics has not waived, and, unless and until the Repayment Date occurs, is not by this letter agreement waiving, any Events of Default under the Notes which may be continuing on the date hereof or any Events of Default which may occur after the date hereof, and unless and until the Repayment Date occurs, nothing contained herein shall be deemed or constitute any such waiver. HealthTronics reserves the right, in its sole discretion, to exercise any or all rights or remedies under the Notes and any agreements or documents related thereto, applicable law and otherwise as a result of any Events of Default, and HealthTronics has not waived any such rights or remedies, and, unless and until the Repayment Date occurs, nothing in this letter agreement, and no delay on HealthTronics’ part in exercising such rights or remedies, should be construed as a waiver of any such rights or remedies.

13.
Except as specifically set forth herein, all provisions of the Notes, the Security Agreement and the Class K Warrants remain unchanged and in full force and effect, including, without limitation, with respect to the accrual of interest on the Notes, which shall continue in accordance with their terms.

14.
SANUWAVE shall promptly (and in any event within 30 days after submission of an invoice by HealthTronics) reimburse HealthTronics for its reasonable attorneys’ fees incurred in connection with the negotiation of, and exercise and enforcement of rights under, this letter agreement, and in connection with the transactions contemplated hereby, including the Offering and any subsequent offering in which any Subject Shares are sold, provided that the aggregate amount of such attorneys’ fees to be so reimbursed shall not exceed $30,000.

15.
Except to the extent expressly inconsistent with the other terms of this letter agreement, Article VII of the Notes is hereby incorporated by reference herein, mutatis mutandis.

[signature page follows]

If you are amenable to these terms, kindly acknowledge your acceptance by signing below and returning a copy to me via email at kevin.richardson@sanuwave.com.

Please do not hesitate to contact me to discuss this matter further.

Very truly yours,

/s/ Kevin A. Richardson, II
Kevin A. Richardson, II
Chairman and CEO
SANUWAVE Health, Inc. and SANUWAVE, Inc.

AGREED TO AND ACCEPTED:

HealthTronics, Inc.

By: /s/ Russell Newman________________
Russell Newman
President and CEO

EXHIBIT A

SECURITIES PURCHASE AGREEMENT

EXHIBIT B

HEALTHTRONICS NOTE